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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

          Pursuant to Sections 13 or 15(d) of the Securities Exchange
                                  Act of 1934.


                          Date of Report: June 24, 1997


                               HENRY SCHEIN, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                     0-27078               11-3136595
-------------------------------       ------------      ----------------------
(State or other jurisdiction of       (Commission          (I.R.S. Employer
 incorporation or organization)       file number)      Identification Number)


          135 Duryea Road
         Melville, New York                                      11747
----------------------------------------                       ----------
(Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code (516) 843-5500


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

ITEM 5. OTHER EVENTS

    On February 28, 1997, Henry Schein, Inc. (the "Company") acquired all the common stock of Dentrix Dental Systems, Inc. ("Dentrix") in exchange for 1,070,000 shares of the Company's Common Stock in a business combination accounted for under the "pooling of interests" method of accounting. Accordingly, this Form 8-K is being filed to provide restated Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and financial statements and related exhibits included in Form 10-K/A of the Company for the year ended December 28, 1996, which was previously filed with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA................................................................        3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS.........................................................................        6

FINANCIAL STATEMENTS AND EXHIBITS

    Report of Independent Certified Public Accountants.................................       14

    Consolidated Financial Statements:

        Balance Sheets as of December 28, 1996 and December 30, 1995...................       15

        Statements of Operations for the years ended December 28, 1996,
            December 30, 1995 and December 31, 1994 ...................................       16

        Statements of Stockholders' Equity for the years ended
           December 28, 1996, December 30, 1995 and December 31, 1994..................       17

        Statements of Cash Flows for the years ended December 28,
           1996, December 30, 1995 and December 31, 1994...............................       18

        Notes to Consolidated Financial Statements ....................................      19-42

    Schedule, years ended  December 28, 1996, December 30, 1995 and
           December 31, 1994

           II-Valuation and Qualifying Accounts .......................................       43

        All other schedules are omitted because the required information is either inapplicable or is included in the consolidated financial statements or the notes thereto

       Statement re: computation of per share income (loss)
       Financial Data Schedules

ITEM 6.  Selected Financial Data

    The following selected financial data with respect to the Company's financial position and its results of operations for each of the five years in the period ended December 28, 1996 set forth below has been derived from the audited consolidated financial statements. The selected financial data and consolidated financial statements include adjustments to give effect to the acquisition of Dentrix, effective February 28, 1997, which was accounted for under the pooling of interests method. The selected financial data presented below should be read in conjunction with the Consolidated Financial Statements and related notes thereto in Item 8 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7. The Selected Operating Data and Net Sales By Market Data presented below have not been audited.

                                                                       Years Ended
                                     --------------------------------------------------------------------------------
                                     December 28,     December 30,     December 31,     December 25,     December 26,
                                         1996             1995             1994             1993             1992
                                      ---------        ---------        ---------        ---------        ---------

                                              (in thousands, except per share and selected operating data)
Statement of Operations Data:
Net sales .....................       $ 840,122        $ 623,302        $ 490,834        $ 417,838        $ 363,477
Cost of sales .................         587,013          427,448          344,868          294,954          257,262
                                      ---------        ---------        ---------        ---------        ---------
Gross profit ..................         253,109          195,854          145,966          122,884          106,215
Selling, general and
  administrative expenses .....         220,500          174,867          131,009          111,214           96,853
Special management
  compensation(1) .............              --           20,797           21,596              617            5,283
Special contingent
  consideration(2) ............              --               --               --            3,216               --
Special professional
  fees(3) .....................              --               --            2,007            2,224            2,227
                                      ---------        ---------        ---------        ---------        ---------
Operating income (loss) .......          32,609              190           (8,646)           5,613            1,852
Interest income ...............           2,558              552              251              856            1,210
Interest expense ..............          (3,421)          (5,835)          (3,775)          (3,228)          (2,971)
Other income (expense) - net ..             771              390              542             (634)             255
                                      ---------        ---------        ---------        ---------        ---------

Income (loss) before taxes
  on income (recovery),
  minority interest and
  equity in earnings of
  affiliates ..................          32,517           (4,703)         (11,628)           2,607              346
Taxes on income (recovery) ....          11,343            5,126           (1,630)           1,351              622
Minority interest in net income
   (loss) of subsidiaries .....             246              509              561              318             (249)
Equity in earnings of
   affiliates .................           1,595            1,537              494            1,296              514
                                      ---------        ---------        ---------        ---------        ---------
Income (loss) before
   cumulative effect of
   accounting change ..........          22,523           (8,801)         (10,065)           2,234              487
Cumulative effect of
   accounting change ..........              --               --               --            1,891               --
                                      ---------        ---------        ---------        ---------        ---------
Net income (loss) .............       $  22,523        $  (8,801)       $ (10,065)       $   4,125        $     487
                                      =========        =========        =========        =========        =========

                                                                     Years Ended
                                   --------------------------------------------------------------------------------
                                   December 28,     December 30,     December 31,     December 25,     December 26,
                                       1996             1995             1994             1993             1992
                                    ----------       ----------       ----------       ----------       ----------

                                              (in thousands, except per share and selected operating data)
Pro Forma Income Data (4):
Pro forma operating income ..       $   32,609       $   20,987       $   14,957
Pro forma net income ........       $   21,326       $   10,289       $    7,483
Pro forma net income per
   common share .............       $     0.98       $     0.71       $     0.57
Pro forma average shares
   outstanding ..............           21,794           14,517           13,197

Selected Operating Data:
Number of orders shipped ....        3,079,000        2,630,000        2,275,000        2,044,000        1,824,000
Average order size ..........       $      273       $      237       $      216       $      204       $      199

Net Sales by Market Data (5):
Dental(6) ...................       $  435,643       $  327,697       $  274,337       $  253,223       $  234,655
Medical .....................          191,186          125,565           89,789           71,021           51,923
Veterinary ..................           35,329           29,330           27,872           24,312           19,481
Technology(7) ...............           30,965           33,007           14,909            9,866            6,377
International(8) ............          146,999          107,703           83,927           59,416           51,041
                                    ----------       ----------       ----------       ----------       ----------
                                    $  840,122       $  623,302       $  490,834       $  417,838       $  363,477
                                    ==========       ==========       ==========       ==========       ==========

Balance Sheet Data
   (at period end):
Working capital .............       $  204,575       $  104,455       $   76,814       $   74,167       $   28,066
Total assets ................          467,450          299,364          191,373          161,437          138,043
Total debt ..................           39,746           43,049           61,138           56,712           41,526
Redeemable stock (9) ........               --               --           14,745               --               --
Minority interest ...........            5,289            4,547            1,823            1,051              411
Stockholders' equity ........          292,016          143,865           40,266           43,896           39,927

-----------------

(1) Includes: (a) for 1995, non-cash special management compensation charges of $17.5 million arising from final mark- to-market adjustments (reflecting an increase in estimated market value from 1994 to the initial public offering price of $16.00 per share) for stock grants made to an executive officer of the Company in 1992 and other stock issuances made to certain other senior management of the Company (because of certain repurchase features which expired with the initial public offering), an approximate $2.8 million non-cash special management compensation charge (also based on the initial public offering price of $16.00 per share) relating to compensatory options granted in 1995, and a cash payment of $0.5 million for additional income taxes resulting from such stock issuances; (b) for 1994, non-cash special management compensation arising from accelerated amortization of deferred compensation arising from the 1992 stock grants to an executive officer of the Company of $17.3 million, which included a 1994 mark-to-market adjustment (because of the repurchase features referred to above) of $9.1 million, due to the resolution, with the closing of the Reorganization, of certain contingencies surrounding the issuance of the stock grants, non-cash special management compensation charges of $1.6 million (net of prior accruals of approximately $1.9 million under an executive incentive plan) arising from stock issuances to certain other senior management of the Company, valued at $3.5 million, and cash payments for income taxes of approximately $2.4 million resulting from these stock issuances and $0.3 million for additional income taxes resulting from the 1992 stock grants; (c) for 1993, non-cash special management compensation charges of $0.6 million in amortization of deferred compensation arising from the 1992 stock grants; and (d) for 1992, cash payments of $5.3 million for income taxes resulting from stock grants made to an executive officer of the Company. See "Management's Discussion and Analysis of Financial Condition And Results of Operations - Overview" in Item 7 herein.
(2) Includes $0.7 million paid in connection with an acquisition and $2.5 million resulting from the buyout of employees' rights to future income contained in their employment agreements. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Overview" in Item 7 herein.
(3) Includes special professional fees incurred by the Company in connection with the Reorganization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview" in Item 7 herein.
(4) Reflects the pro forma elimination of special charges incurred in 1995 and 1994 for special management compensation of $20.8 million and $21.6 million, respectively, and special professional fees incurred in 1994 of $2.0 million, arising from the Reorganization, and the related tax effects of $1.2 million and $5.8 million for 1995 and 1994, respectively, and provision for income taxes on previously untaxed earnings of Dentrix as an S Corporation of $1.2 million, $0.5 million and $0.3 million for 1996, 1995 and 1994, respectively. See "Management's Discussion and Analysis of Results of Financial Condition and Results of Operations-Overview and Recent Developments"" in Item 7 herein.
(5)      Restated to conform with 1996 presentation.
(6)      Dental consists of the Company's dental business in the United States and Canada.
(7) Technology consists of the Company's practice management software business and certain other value-added products and services.
(8) International consists of the Company's business (substantially all dental) outside the United States and Canada, primarily Europe.
(9) Redeemable stock includes stock issued for compensation which was subject to repurchase by the Company at fair market value in the event of termination of employment of the holder of such shares, as well as shares purchased by the trust for the Company's ESOP and allocable to the ESOP participants. With the completion of the Company's initial public offering, the stock issued for compensation and the ESOP Common Stock were no longer subject to repurchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview" in Item 7 herein.

ITEM 7.  Management's Discussion and Analysis of
         Financial Condition and Results of Operations

      The following discussion and analysis of the Company's consolidated financial condition and consolidated results of operations should be read in conjunction with the Company's consolidated financial statements and notes thereto included herein.

Recent Developments

      Since December 28, 1996, the Company has acquired (i) in a pooling of interests transaction, all of the outstanding common stock of Dentrix Dental Systems, Inc. ("Dentrix"), a leading provider of clinically-based dental practice management systems with 1996 net sales of approximately $10.2 million, and (ii) in a purchase transaction, the business of Smith Holden, the longest operating dental supply company in the United States, with 1996 net sales of approximately $14.2 million.

      The financial statements include adjustments to give effect to the acquisition of Dentrix for all periods presented. Prior to its acquisition by the Company, Dentrix elected to be treated as an S Corporation under the Internal Revenue Code, and accordingly, its earnings were not subject to taxation at the corporate level. Pro forma adjustments have been made to reflect a provision for income taxes on such previously untaxed earnings for each period presented.

Overview

      The Company's results of operations in recent years have been significantly impacted by strategies and transactions undertaken by the Company to expand its business, both domestically and internationally, in part to address significant changes in the healthcare industry, including potential national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies and collective purchasing arrangements. The Company's results of operations in recent years have also been impacted by the Reorganization.

      From 1992 through 1994, the Company was a party to a series of transactions leading to the Reorganization that resulted in, among other things, the Company being separated from Holdings and the distribution of shares of the Common Stock of the Company to its then current stockholders. In December 1992, an executive officer of the Company received certain stock grants in the Company and Schein Pharmaceutical, Inc. valued at approximately $6.2 million and $2.6 million, respectively, and cash of approximately $5.3 million to pay income taxes on the stock grants received. These stock grants were subject to the occurrence of certain future events, including the fulfillment of the employment term by the executive officer. Accordingly, these stock grants, totaling $8.8 million, were treated as deferred compensation while the cash payments were charged to earnings as special management compensation in the year ended December 26, 1992. During 1993, the Company amortized the deferred compensation relating to stock grants by the Company to the executive officer resulting in a charge to earnings of $0.6 million. In 1994, the contingencies relating to the stock granted to the executive officer were eliminated, such that these shares became fully vested. Accordingly, deferred compensation of $8.8 million, less the 1993 amortization of $0.6 million, plus a mark-to-market adjustment (because of certain repurchase features) of approximately $9.1 million, along with a $0.3 million cash payment for income taxes relating to the 1992 stock grants, was expensed in 1994 as special management compensation.

      In addition, in connection with the Reorganization, certain senior management of the Company were issued shares of Common Stock of the Company in 1994 and 1995 to extinguish an obligation under a pre-existing long-term incentive plan and to provide them with an ownership interest in the Company. In connection with the issuance of the shares, a cash payment for income taxes relating to such stock issuances of approximately $2.4 million was paid. This cash bonus, plus $3.5 million, the fair value of the related stock issued, net of amounts accrued under the long-term incentive plan of approximately $1.9 million, resulted in an additional special management compensation charge to the Company of approximately $4.0 million in 1994. Charges to earnings for the year ended 1995 related to a mark-to-market adjustment (because of certain repurchase features) for stock grants made to an executive officer of the Company and the stock issuances of the other senior management of approximately $17.5 million and cash payments of $0.5 million for income taxes related to the stock issuances.

      Additionally, the Company has granted certain employees options for shares of the Company's Common Stock, which became exercisable upon the Company's initial public offering on November 3, 1995, at which time substantially all such options vested. Non-recurring special compensation charges for the options issued to employees recorded in the fourth quarter of 1995 amounted to approximately $2.8 million. In addition, the Company recorded an approximate $1.1 million related tax benefit.

      Special charges for special management compensation and special professional fees incurred in connection with the Reorganization aggregated $20.8 million and $23.6 million for 1995 and 1994, respectively.

Results of Operations

      The following table sets forth for the periods indicated the percentage of net sales by market of the Company and the percentage change in such items for the years ended 1996, 1995 and 1994.


                                                                                       Percentage Increase
                                         Percentage of Net Sales                            (Decrease)
                             ---------------------------------------------------------------------------------
                                                  Years Ended
                             ---------------------------------------------------
                               December 28,       December 30,      December 31,
                                   1996               1995              1994       1996 to 1995   1995 to 1994
                             --------------------------------- -----------------------------------------------
Net Sales by Market (1):
Dental (2)                          51.8%              52.6%             55.9%          32.9%         19.5%
Medical                             22.8               20.1              18.3           52.3          39.8
Veterinary                           4.2                4.7               5.7           20.5           5.2
Technology (3)                       3.7                5.3               3.0           (6.2)        121.4
International (4)                   17.5               17.3              17.1           36.5          28.3
                                  -------            -------           -------
                                   100.0%             100.0%            100.0%          34.8          27.0

-----------

(1)      Restated to conform to 1996 presentation.
(2) Dental consists of the Company's dental business in the United States and Canada.
(3) Technology consists of the Company's practice management software business and certain other value-added products and services.
(4) International consists of the Company's business (substantially all dental) outside the United States and Canada, primarily in Europe.

1996 Compared to 1995

           Net sales increased $216.8 million, or 34.8%, to $840.1 million in 1996 from $623.3 million in 1995. Of the $216.8 million increase, approximately $107.9 million represented a 32.9% increase in the Company's dental business, $65.6 million represented a 52.3% increase in its medical business, $39.3 million represented a 36.5% increase in its international business and $6.0 million represented a 20.5% increase in the Company's veterinary business, offset by a $2.0 million, or 6.2% decrease in its technology business. The dental net sales increase was primarily the result of the Company's continued emphasis on its integrated sales and marketing approach (which coordinates the efforts of its field sales consultants with its direct marketing and telesales personnel), expansion into the U.S. market for large dental equipment and acquisitions. Of the approximately $65.6 million increase in medical net sales, approximately $20.9 million, or 31.9%, represents incremental net sales to renal dialysis centers, with the effects of acquisitions and increased outbound telesales activity primarily accounting for the balance of the increase in medical net sales. In the international market, the increase in net sales was due to acquisitions, primarily in France, and increased account penetration in Germany and the United Kingdom. Unfavorable exchange rate translation adjustments resulted in a net sales decrease of approximately $4.4 million dollars. Had net sales for the International market been translated at the same exchange rates in effect during 1995, net sales would have increased by an additional 4.1%. In the veterinary market, the increase in net sales was due to the full year impact of new product lines introduced in the fourth quarter of 1995, increased account penetration and continued volume growth to customers of a veterinary- sponsored purchasing service. As anticipated, net sales in the Company's technology group was below last year's sales volume levels due to unusually high sales volume in the fourth quarter of 1995 related to the introductory launch, at that time, of the Company's Easy Dental (Registered) Plus Windows (Registered) based product; offset due to increase in sales of Dentrix software systems.

      Gross profit increased by $57.2 million, or 29.2%, to $253.1 million in 1996, from $195.9 million in 1995, while gross profit margin decreased by 1.3% to 30.1% from 31.4% for the same period. The decrease in gross profit margin was primarily due to product mix as fewer high margin Easy Dental(Registered) Plus for Windows(Registered) products were sold in 1996. Excluding gross profit margin for the Company's technology group, which was 69.0% for 1996 as compared to 79.3% for 1995, gross profit margins were relatively unchanged at 28.6% for 1996 as compared to 28.7% for 1995.

      Selling, general and administrative expenses increased by $45.6 million, or 26.1%, to $220.5 million in 1996 from $174.9 million in 1995. Selling and shipping expenses increased by $38.2 million, or 33.6%, to $151.8 million in 1996 from $113.6 million in 1995. As a percentage of net sales, selling and shipping expenses decreased 0.1% to 18.1% in 1996 from 18.2% in 1995. The decrease in selling and shipping expenses as a percentage of net sales was primarily due to reductions in sales promotions offered by the Company's technology group in conjunction with the introductory promotion of Easy Dental(Registered) Plus for Windows(Registered) version which occurred during 1995. These introductory promotional expenses represented 0.6% of net sales in 1995. Excluding these expenses from 1995, selling and shipping expenses, as a percentage of net sales, would have been 0.4% higher than last year. This increase was due primarily to various promotional programs and incremental field sales and marketing personnel. General and administrative expenses increased $7.4 million, or 12.1%, to $68.7 million in 1996 from $61.3 million in 1995, primarily as a result of acquisitions. As a percentage of net sales, general and administrative expenses decreased 1.6% to 8.2% in 1996 from 9.8% in 1995 due primarily to the relatively fixed nature of general and administrative expenses when compared to the 34.8% increase in sales volume for the same period.

      Net interest expenses decreased $4.4 million to $0.9 million in 1996 from $5.3 million in 1995. This decrease primarily resulted from the use of the proceeds of the Company's follow-on offering in June 1996 to reduce debt and an increase in interest income arising from the temporary investment of proceeds in excess of debt and imputed interest income arising from non-interest bearing extended payment term sales, offset in part by an increase in average interest rates.

      For 1996, the Company's provision for taxes was $11.3 million, while the pre-tax income was $32.6 million. On a pro forma basis, adjusting for a provision for taxes on the previously untaxed earnings of Dentrix included in 1996 results, Schein's effective tax rate would have been 38.6%. The difference between the Company's effective tax rate and the Federal statutory rate relates primarily to state income taxes offset by tax-exempt interest on municipal securities. In 1995, the Company's provision for taxes was $5.1 million, while the pre-tax loss was $4.7 million. The difference between the tax provision and the amount that would have been recoverable by applying the statutory rate to pre-tax loss was attributable substantially to the non-deductibility for income tax purposes of the $17.5 million appreciation in the value of the stock issued to an executive officer and other senior management of the Company. On a pro forma basis, excluding special charges, and adjusting for a provision for taxes on the previously untaxed earnings of Dentrix included in 1995 results, taxes on income for 1995 were $6.8 million, resulting in an effective tax rate of 42.5%. The difference between the pro forma effective tax rate and the Federal statutory rate relates primarily to state income taxes and currently non-deductible net operating losses of certain foreign subsidiaries, primarily in France, which are not included in the Company's consolidated tax return.

      In the fourth quarter of 1996 the Company made adjustments which increased net income by approximately $2.4 million. These adjustments, which related predominately to estimated reserves for premium coupon redemptions, finance charges receivable, and income taxes, resulted from management's updated evaluations of historical trends (reflecting changes in business practices and other factors) and other assumptions underlying such estimates. The amounts of such reserves in prior quarters were based on reasonable estimates reflecting available facts and circumstances.

      1995 Compared to 1994

      Net sales increased $132.5 million, or 27.0%, to $623.3 million in 1995 from $490.8 million in 1994. Of the $132.5 million increase, approximately $53.4 million represented a 19.5% increase in the Company's dental business, $35.8 million represented a 39.8% increase in its medical business, $23.8 million represented a 28.3% increase in its international business, $18.1 million represented a 121.4% increase in its technology business and $1.4 million represented a 5.2% increase in the Company's veterinary business. The dental net sales increase, after taking into consideration acquisitions, was primarily due to the Company's increase in field sales consultants and telesales personnel, database marketing programs and promotional activities. Of the approximately $35.8 million increase in medical net sales, approximately $17.0 million, or 47.5%, represents incremental net sales to renal dialysis centers, with the effects of acquisitions and increased telesales personnel accounting for the other major increase in net sales. In the international market, the increase in net sales was due to the full year benefit of an acquisition made in France in July 1994, acquisitions made in 1995, increased unit volume growth and favorable exchange rate translation adjustments. The increase in net sales for the Company's technology market was primarily the result of an increase in unit sales due to the release of the new



Windows(Registered) version of Easy Dental(Registered) Plus software in December 1995 and substantial price increases. The increased pricing on the Easy Dental(Registered) Plus software product was accompanied by substantial sales promotions and related expense; offset by increased Dentrix software sales. In the veterinary market, the Company now earns a commission on certain products which the manufacturer now sells direct. Including those sales on a basis similar to 1994, sales to the veterinary market would have increased by approximately 19.0%
                                       9

      Gross profit increased by $49.9 million, or 34.2%, to $195.9 million in 1995, from $146.0 million in 1994, while gross profit margin increased by 1.7% to 31.4% from 29.7% for the same period. Of the 1.7% increase in gross profit margin, approximately 82.4%, or 1.4%, was primarily attributed to increased sales volume of the Company's Easy Dental(Registered) Plus and Dentrix software, which carried a higher gross profit margin than other products sold by the Company. The higher net sales volume for the Company's technology business, up 121.4% to $33.0 million from $14.9 million for the same period last year, was primarily due to the release of the new Windows(Registered) version of Easy Dental(Registered) Plus software, which increased unit sales, coupled with substantial price increases. The increased pricing on the Easy Dental(Registered) Plus software product was accompanied with substantial sales promotions. The balance of the change in gross profit margin was due to changes in product mix.

      Selling, general and administrative expenses increased by $43.9 million, or 33.5%, to $174.9 million in 1995 from $131.0 million in 1994. Selling and shipping expenses increased by $35.3 million, or 45.1`%, to $113.6 million in 1995 from $78.3 million in 1994. As a percentage of net sales, selling and shipping expenses increased 2.2% to 18.2% in 1995 from 16.0% in 1994. The increase in selling and shipping expenses as a percentage of net sales was primarily due to substantial sales promotions offered by the Company's technology group in conjunction with the promotion of Easy Dental(Registered) Plus software and the new Windows(Registered) version released in December 1995, which accounted for approximately 0.9% of the 2.2% increase in selling and shipping expenses as a percentage of net sales. The balance of the increase was due primarily to various promotional programs and incremental field sales and marketing personnel. General and administrative expenses increased $8.6 million, or 16.3%, to $61.3 million in 1995 from $52.7 million in 1994, primarily as a result of acquisitions. As a percentage of net sales, general and administrative expenses decreased 0.9% to 9.8% in 1995 from 10.7% in 1994 due primarily to the relatively fixed nature of general and administrative expenses when compared to the 27.0% increase in sales volume for the same period.

      Interest expense--net increased $1.8 million, or 51.4%, to $5.3 million in 1995 from $3.5 million in 1994. This increase was due to two factors: average interest rates rose to 8.3% in 1995 from 6.4% in 1994, and the Company's average borrowings increased by $11.6 million in 1995 as compared to 1994 as a result of higher working capital requirements and financing of acquisitions.


      Equity in earnings of affiliates increased by $1.0 million, or 200.0%, to $1.5 million in 1995 from $0.5 million in 1994. This increase in equity in earnings of affiliates was primarily due to an increase in earnings of one unconsolidated affiliate which was the result of increased sales volume and the acquisition of another unconsolidated affiliate during the fourth quarter of 1995.

      In 1995, the Company's provision for taxes was $5.1 million, while the pre-tax loss was $4.7 million. The difference between the tax provision and the amount that would have been recoverable by applying the statutory rate to pre-tax loss was attributable substantially to the non-deductibility for income tax purposes of the $17.5 million appreciation in the value of the stock issued to an executive officer and other senior management of the Company. On a pro forma basis, to give effect to special charges and adjusting for a provision for taxes on the previously untaxed earnings of Dentrix included in 1995 results, taxes on income for 1995 were $6.8 million, resulting in an effective tax rate of 42.5%. The difference between the pro forma effective tax rate and the Federal statutory rate relates primarily to state income taxes and currently non-deductible net operating losses of certain foreign subsidiaries, primarily in France, which are not included in the Company's consolidated tax return. In 1994, the income tax recovery was $1.6 million, while the pre-tax loss was $11.6 million. The effective tax rate of the Company for 1994 differed from the Federal statutory rate, primarily due to non-deductible special charges of approximately $9.1 million arising from the appreciation in the value of stock issued to an executive officer of the Company and currently non-deductible net operating losses of certain foreign subsidiaries.

      Inflation

      Management does not believe inflation had a material adverse effect on the financial statements for the periods presented.


Risk Management

      The Company has operations in the United States, Canada, the United Kingdom, The Netherlands, Belgium, Germany, France, the Republic of Ireland and Spain. Each of the Company's operations endeavors to protect its margins by using foreign currency forward contracts to hedge the estimated foreign currency payments to foreign vendors. The total U.S. dollar equivalent of all foreign currency forward contracts hedging vendor payments was $5.0 million as of the 1996 fiscal year end.

      The Company considers its investment in foreign operations to be both long-term and strategic. As a result, the Company does not hedge the long-term translation exposure to its balance sheet. The Company experienced a negative translation adjustment of $0.5 million in 1996 and a positive translation adjustment of $0.3 million in 1995, which adjustments were reflected in the balance sheet as an adjustment to stockholders' equity. The cumulative translation adjustment at the end of 1996 showed a net negative translation adjustment of $0.6 million.

      The Company issues a Canadian catalog once a year with prices stated in Canadian dollars; however, orders are shipped from the Company's United States warehouses resulting in U.S. dollar costs for Canadian dollar sales. To minimize the exposure to fluctuations in foreign currency exchange rates, the Company enters into foreign currency forward contracts with major international banks and an unconsolidated 50%-owned company to convert estimated monthly Canadian dollar receipts into U.S. dollars. The Company usually enters into the forward contract prior to the issuance of its Canadian catalog and for the expected life of the catalog. As of December 28, 1996, the Company had 28 forward contracts outstanding for the forward sale of 5.2 million Canadian dollars. The last of the contracts expires on October 31, 1997; however, the Company anticipates entering into new contracts in the normal course of its business.

      The Company borrowed money in U.S. dollars under a term loan related to the Van den Braak acquisition. The Company loaned the proceeds to Henry Schein B.V. in Netherland Guilders ("NLG") with principal and interest payable in NLGs. To minimize the resultant exposure to fluctuations in foreign currency exchange rates between the U.S. dollar and The Netherland Guilder, the Company entered into a series of foreign currency forward contracts to sell NLGs for U.S. dollars. As of December 28, 1996, the Company had 5 contracts outstanding for the forward sale of NLG 7.1 million. The last contract expires on October 31, 1997.

      The Company entered into two interest rate swaps with major financial institutions to exchange variable rate interest for fixed rate interest. The net result was to substitute a weighted average fixed interest rate of 7.81% for the variable LIBOR rate on $13.0 million of the Company's debt. The interest rate swaps expire in October and November of 2001.

Liquidity and Capital Resources

      The Company's principal capital requirements have been to fund (a) working capital needs resulting from increased sales, extended payment terms on various products and special inventory forward buy-in opportunities, (b) acquisitions, and (c) capital expenditures. Since sales have been strongest during the fourth quarter and special inventory forward buy-in opportunities are most prevalent just before the end of the year, the Company's working capital requirements have been generally higher from the end of the third quarter to the end of the first quarter of the following year. The Company has financed its business primarily through its revolving credit facilities and stock issuances.

      Net cash used in operating activities for the year ended December 28,

1996 of $30.1 million resulted primarily from a net increase in working capital of $63.0 million offset in part by net income, adjusted for non-cash charges relating primarily to depreciation and amortization, and deferred income taxes of $30.5 million and $2.4 million, respectively. The increase in working capital was primarily due to (i) a $43.1 million increase in accounts receivable resulting primarily from increased net sales (80.7%) and extended payment terms (10.9%), and a decrease in the percentage of customers who make payment with their orders (5.7%), (ii) a $23.1 million increase in inventories, primarily due to year-end inventory buying opportunities and (iii) an $8.6 million increase in loans and other receivables offset in part by an increase in accounts payable and other accrued expenses of $11.8 million. The Company anticipates future increases in working capital as a result of its continued sales growth, extended payment terms and special inventory buying opportunities.

      Net cash used in investing activities for the year ended December 28, 1996 of $49.4 million resulted primarily from cash used to make acquisitions of $32.5 million and capital expenditures of $11.5 million. During the past three years, the Company has invested more than $26.3 million in the development of new computer systems, and expenditures for new operating facilities. The Company expects that it will continue to invest in excess of $10.0 million per year in capital projects to modernize and expand its facilities and infrastructure systems.

      Net cash provided by financing activities for the year ended December 28, 1996 of $114.4 million resulted primarily from net cash proceeds from a follow-on offering of the Company's Common Stock, which was completed on June 21, 1996 amounting to $124.1 million, partially offset by net debt repayments of approximately $5.6 million.

      A balloon payment of approximately $3.5 million is due on October 31, 1997 under a term loan associated with a foreign acquisition. In addition, with respect to certain acquisitions and joint ventures, holders of minority interests in the acquired entities or ventures have the right at certain times to require the Company to acquire their interest at either fair market value or a formula price based on earnings of the entity.

      The Company's cash and cash equivalents as of December 28, 1996 of $43.8 million consist of bank balances and investments in short-term tax exempt securities rated AAA by Moody's (or an equivalent rating). These investments have staggered maturity dates, none of which exceed three months, and have a high degree of liquidity since the securities are actively traded in public markets.

      The Company entered into an amended revolving credit facility on January 31, 1997 that increased its main credit facility from $65.0 million to $100.0 million, extended the facility termination date to January 30, 2002 and reduced the interest rate on the Company's borrowings under the facility. Borrowings under the credit facility were $18.0 million at December 28, 1996. Certain of the Company's subsidiaries have credit facilities that totaled $13.2 million at December 28, 1996 under which $6.7 million have been borrowed.

      The aggregate purchase price of the acquisitions completed during 1996 was approximately $38.8 million, payable $32.5 million in cash, $0.9 million in notes and $5.4 million in stock. The cash portion of the purchase price was primarily funded by proceeds from the Company's initial public offering, completed in November 1995, and a follow-on offering, completed in June 1996.

      Since December 28, 1996, the Company has acquired (i) in a pooling-of-interests transaction, all of the outstanding common stock of Dentrix, a leading provider of clinically-based dental practice management systems, with 1996 net sales of approximately $10.2 million, and (ii) in a purchase transaction, the business of Smith Holden, Inc., the longest operating dental supply company in the United States, with 1996 net sales of approximately $14.2 million. Additionally, on March 7, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Micro Bio- Medics, Inc. ("MBMI") will merge into a wholly-owned subsidiary of Schein. As a result of the transaction, which has been approved by the Boards of Directors of MBMI and Schein, each outstanding share of MBMI's Common Stock will be exchanged at a fixed rate of 0.62 of a share of Schein's Common Stock. The completion of the transaction is subject to the satisfaction of customary closing conditions, including, among others, MBMI shareholder approval. The transaction is expected to be completed by mid-1997 although no assurances can be given in this regard.

      The Company believes that its cash and cash equivalents of $43.8 million as of December 28, 1996, its anticipated cash flow from operations, its ability to access public debt and equity markets and the availability of funds under its existing credit agreements will provide it with sufficient liquidity to meet its currently foreseeable short-term and long-term capital needs.

ITEM 8.  FINANCIAL STATEMENTS AND EXHIBITS


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Henry Schein, Inc.
Melville, New York

We have audited the accompanying consolidated balance sheets of Henry Schein, Inc. and Subsidiaries as of December 28, 1996 and December 30, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 28, 1996. We have also audited the financial statement schedule listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry Schein, Inc. and Subsidiaries at December 28, 1996 and December 30, 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                                          BDO SEIDMAN, LLP



New York, New York
March 7, 1997

                      HENRY SCHEIN, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                               December 28,     December 30,
                                                                   1996             1995
                                                                ---------        ---------
ASSETS
Current assets:
   Cash and cash equivalents ............................       $  43,750        $   8,882
   Accounts receivable, less reserves of $7,374 and
      $6,391 respectively ...............................         140,813           91,830
   Inventories ..........................................         126,862           96,642
   Deferred income taxes ................................           6,189            6,896
   Other ................................................          29,822           19,543
                                                                ---------        ---------
          Total current assets ..........................         347,436          223,793
Property and equipment, net .............................          37,571           30,035
Goodwill and other intangibles, net .....................          53,420           24,389
Investments and other ...................................          29,023           21,147
                                                                ---------        ---------
                                                                $ 467,450        $ 299,364
                                                                =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable .....................................       $  88,268        $  65,201
   Bank credit lines ....................................           6,716            9,325
   Accruals:
      Salaries and related expenses .....................          11,041            9,074
      Other .............................................          28,375           32,395
   Current maturities of long-term debt .................           8,461            3,343
                                                                ---------        ---------
          Total current liabilities .....................         142,861          119,338
Long-term debt ..........................................          24,569           30,381
Other liabilities .......................................           2,715            1,233
                                                                ---------        ---------
          Total liabilities .............................         170,145          150,952
                                                                ---------        ---------
Minority interest .......................................           5,289            4,547
                                                                ---------        ---------
Commitments and contingencies
Stockholders' equity:
   Common stock, $.01 par value, authorized
      60,000,000; issued: 23,342,441 and 19,428,673,
      respectively ......................................             233              194
   Additional paid-in capital ...........................         254,198          123,884
   Retained earnings ....................................          39,311           20,731
   Treasury stock, at cost, 60,529 and 51,679 shares,
      respectively ......................................          (1,090)            (769)

   Foreign currency translation adjustment ..............            (636)            (175)
                                                                ---------        ---------
          Total stockholders' equity ....................         292,016          143,865
                                                                ---------        ---------
                                                                $ 467,450        $ 299,364
                                                                =========        =========

          See accompanying notes to consolidated financial statements.

                                    HENRY SCHEIN, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (in thousands, except per share data)

                                                                   Years Ended
                                                  ----------------------------------------------
                                                  December 28,     December 30,     December 31,
                                                      1996             1995             1994
                                                   ---------        ---------        ---------
Net sales ..................................       $ 840,122        $ 623,302        $ 490,834
Cost of sales ..............................         587,013          427,448          344,868
                                                   ---------        ---------        ---------
   Gross profit ............................         253,109          195,854          145,966
Operating expenses:
   Selling, general and administrative .....         220,500          174,867          131,009
   Special management compensation .........              --           20,797           21,596
   Special professional fees ...............              --               --            2,007
                                                   ---------        ---------        ---------
      Operating income (loss) ..............          32,609              190           (8,646)
Other income (expense):
   Interest income .........................           2,558              552              251
   Interest expense ........................          (3,421)          (5,835)          (3,775)
   Other-net ...............................             771              390              542
                                                   ---------        ---------        ---------
      Income (loss) before taxes on
          income (recovery), minority
          interest and equity in earnings of
          affiliates .......................          32,517           (4,703)         (11,628)
Taxes on income (recovery) .................          11,343            5,126           (1,630)
Minority interest in net income of
   subsidiaries ............................             246              509              561
Equity in earnings of affiliates ...........           1,595            1,537              494
                                                   ---------        ---------        ---------
Net income (loss) ..........................       $  22,523        $  (8,801)       $ (10,065)
                                                   =========        =========        =========

Pro forma:
   Historical net income (loss) ............       $  22,523        $  (8,801)       $ (10,065)
   Pro forma adjustments:
      Special management compensation
          and professional fees ............              --           20,797           23,603
      Tax effect of above ..................              --           (1,174)          (5,749)
   Provision for income taxes on
      previously untaxed earnings of an
      acquisition ..........................          (1,197)            (533)            (306)
                                                   ---------        ---------        ---------
   Pro forma net income ....................       $  21,326        $  10,289        $   7,483
                                                   =========        =========        =========

   Pro forma net income per common
      share ................................       $    0.98        $    0.71        $    0.57
                                                   =========        =========        =========
   Pro forma weighted average common
      and common equivalent shares
      outstanding ..........................          21,794           14,517           13,197
                                                   =========        =========        =========

          See accompanying notes to consolidated financial statements.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                           Common Stock
                                                                          $.01 Par Value              Additional
                                                                   ----------------------------        Paid-in          Retained
                                                                      Shares           Amount          Capital          Earnings
                                                                   -----------      -----------      -----------      -----------
Balance, December 25, 1993, as previously reported ............     11,390,544      $       114      $    11,225      $    41,390
Pooling of interests with Dentrix Dental Systems, Inc. ........      1,070,000               11               (4)              (8)
                                                                   -----------      -----------      -----------      -----------
Balance, December 25, 1993, as restated .......................     12,460,544              125           11,221           41,382
Net loss ......................................................             --               --               --          (10,065)
Dividends paid and deemed .....................................             --               --               --             (685)
Adjustment resulting from revaluation of stock issued for
   special compensation (including $4,897 attributable to
   stock of former parent) ....................................             --               --            9,104               --
Stock issued and issuable, in part, to settle accrued liability
   under long-term executive incentive compensation plan ......        489,456                5            3,460               --
Recognition of deferred compensation ..........................             --               --               --               --
Stock issued to ESOP trust ....................................        128,257                1              899               --
Reclassification of redeemable stock issued as special
   compensation and to ESOP trust .............................     (2,084,398)             (21)         (14,724)              --
Foreign currency translation adjustment .......................             --               --               --               --
Other .........................................................             --               --               22               --
                                                                   -----------      -----------      -----------      -----------

Balance, December 31, 1994 ....................................     10,993,859              110            9,982           30,632
Net loss ......................................................             --               --               --           (8,801)
Dividends paid ................................................             --               --               --           (1,100)
Shares issued for acquisition .................................      1,260,416               13            6,500               --
Stock issued in initial public offering .......................      5,090,000               51           72,417               --
Reclassification of redeemable stock issued as special
   compensation and to ESOP trust upon closing of initial
   public offering ............................................      2,084,398               20           32,180               --
Issuance of compensatory stock options ........................             --               --            2,805               --
Purchase of treasury stock (51,679 shares) ....................             --               --               --               --
Foreign currency translation adjustment .......................             --               --               --               --
                                                                   -----------      -----------      -----------      -----------
Balance, December 30, 1995 ....................................     19,428,673              194          123,884           20,731
Net income ....................................................             --               --               --           22,523
Dividends paid ................................................             --               --               --           (3,943)
Shares issued for acquisitions ................................        155,183                2            5,424               --
Stock issued in follow-on offering ............................      3,734,375               37          124,070               --
Stock issued to ESOP trust ....................................         24,210               --              820               --
Purchase of treasury stock (8,850 shares) .....................             --               --               --               --
Foreign currency translation adjustment .......................             --               --               --               --
                                                                   -----------      -----------      -----------      -----------

Balance, December 28, 1996 ....................................     23,342,441      $       233      $   254,198      $    39,311
                                                                   ===========      ===========      ===========      ===========

                                                                                      Foreign
                                                                                      Currency        Deferred           Total
                                                                    Treasury        Translation        Compen-       Stockholders'
                                                                      Stock          Adjustment         sation           Equity
                                                                   -----------      -----------      -----------      -----------
Balance, December 25, 1993, as previously reported ............    $        --      $      (635)     $    (8,197)     $    43,897
Pooling of interests with Dentrix Dental Systems, Inc. ........             --               --               --               (1)
                                                                   -----------      -----------      -----------      -----------
Balance, December 25, 1993, as restated .......................             --             (635)          (8,197)          43,896
Net loss ......................................................             --               --               --          (10,065)
Dividends paid and deemed .....................................             --               --               --             (685)
Adjustment resulting from revaluation of stock issued for
   special compensation (including $4,897 attributable to
   stock of former parent) ....................................             --               --           (9,104)              --
Stock issued and issuable, in part, to settle accrued liability
   under long-term executive incentive compensation plan ......             --               --               --            3,465
Recognition of deferred compensation ..........................             --               --           17,301           17,301
Stock issued to ESOP trust ....................................             --               --               --              900
Reclassification of redeemable stock issued as special
   compensation and to ESOP trust .............................             --               --               --          (14,745)
Foreign currency translation adjustment .......................             --              177               --              177
Other .........................................................             --               --               --               22
                                                                   -----------      -----------      -----------      -----------
Balance, December 31, 1994 ....................................             --             (458)              --           40,266
Net loss ......................................................             --               --               --           (8,801)
Dividends paid ................................................             --               --               --           (1,100)
Shares issued for acquisition .................................             --               --               --            6,513
Stock issued in initial public offering .......................             --               --               --           72,468
Reclassification of redeemable stock issued as special
   compensation and to ESOP trust upon closing of initial
   public offering ............................................             --               --               --           32,200
Issuance of compensatory stock options ........................             --               --               --            2,805
Purchase of treasury stock (51,679 shares) ....................           (769)              --               --             (769)
Foreign currency translation adjustment .......................             --              283               --              283
                                                                   -----------      -----------      -----------      -----------
Balance, December 30, 1995 ....................................           (769)            (175)              --          143,865
Net income ....................................................             --               --               --           22,523
Dividends paid ................................................             --               --               --           (3,943)
Shares issued for acquisitions ................................             --               --               --            5,426
Stock issued in follow-on offering ............................             --               --               --          124,107
Stock issued to ESOP trust ....................................             --               --               --              820
Purchase of treasury stock (8,850 shares) .....................           (321)              --               --             (321)
Foreign currency translation adjustment .......................             --             (461)              --             (461)
                                                                   -----------      -----------      -----------      -----------
Balance, December 28, 1996 ....................................    $    (1,090)     $      (636)     $        --      $   292,016
                                                                   ===========      ===========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                             Years Ended
                                                            ----------------------------------------------
                                                            December 28,     December 30,     December 31,
                                                                1996             1995             1994
                                                             ---------        ---------        ---------
Cash flows from operating activities:
Net income (loss) ....................................       $  22,523        $  (8,801)       $ (10,065)
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation and amortization ....................           8,013            6,127            3,867
   Provision for losses and allowances on accounts
           receivable ................................           1,095            2,016            1,061
   Stock issued to ESOP trust ........................             820               --              900
   Provision (benefit) for deferred income taxes .....           2,397           (1,091)          (3,553)
   Special management compensation ...................              --           20,289           18,866
   Undistributed earnings of affiliates ..............          (1,595)          (1,537)            (494)
   Minority interest in net income of subsidiaries ...             246              509              561
   Other .............................................            (586)            (558)            (967)
 Changes in assets and liabilities:
      Increase in accounts receivable ................         (43,121)         (34,888)         (13,261)
      Increase in inventories ........................         (23,065)          (7,371)          (5,504)
      Increase in other current assets ...............          (8,607)          (4,420)          (3,645)
      Increase in accounts payable and accruals ......          11,776           21,128           18,790
                                                             ---------        ---------        ---------
   Net cash provided by (used in) operating activities         (30,104)          (8,597)           6,556
                                                             ---------        ---------        ---------
   Cash flows from investing activities:
   Capital expenditures ..............................         (11,456)          (9,376)          (6,170)
   Business acquisitions, net of cash acquired .......         (32,540)         (16,377)              --
   Other .............................................          (5,422)          (4,026)          (1,956)
                                                             ---------        ---------        ---------
Net cash used in investing activities ................         (49,418)         (29,779)          (8,126)
                                                             ---------        ---------        ---------
   Cash flows from financing activities:
   Proceeds from issuance of long-term debt ..........           1,154            3,698            5,391
   Principal payments on long-term debt ..............          (4,688)         (15,388)          (1,196)
   Proceeds from issuance of stock ...................         124,107           72,468               --
   Proceeds from borrowings from banks ...............           4,449            2,446            3,764
   Purchase of treasury stock ........................            (321)            (769)              --
   Payments on borrowings from banks .................          (6,478)         (20,826)          (4,200)
   Deemed dividend ...................................              --               --             (552)
   Distributions to stockholders .....................          (3,259)            (632)            (133)

   Other .............................................            (574)           1,711              445
                                                             ---------        ---------        ---------
Net cash provided by financing activities ............         114,390           42,708            3,519
                                                             ---------        ---------        ---------
Net increase  in cash and cash equivalents ...........          34,868            4,332            1,949
Cash and cash equivalents, beginning of year .........           8,882            4,550            2,601
                                                             ---------        ---------        ---------
Cash and cash equivalents, end of year ...............       $  43,750        $   8,882        $   4,550
                                                             =========        =========        =========

          See accompanying notes to consolidated financial statements.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (in thousands, except share data)


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of Henry Schein, Inc. and all of its wholly-owned and majority-owned subsidiaries (the "Company"). Investments in unconsolidated affiliates which are 50% or less owned are accounted for under the equity method. All material intercompany accounts and transactions are eliminated in consolidation. The financial statements include adjustments to give effect to the acquisition of Dentrix Dental Systems, Inc. ("Dentrix"), effective February 28, 1997, which was accounted for under the pooling of interests method.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

     The Company reports its operations on a 52-53 week basis ending on the last Saturday of December. Accordingly, fiscal years ended December 28, 1996 and December 30, 1995 consisted of 52 weeks and the fiscal year ended December 31, 1994 consisted of 53 weeks.

Revenue Recognition

      Sales are recorded when products are shipped or services are rendered, except for the portion of revenues from sales of practice management software which is attributable to noncontractual postcontract customer support, which is deferred and recognized ratably over the period in which the support is expected to be provided.

Inventories

     Inventories consist substantially of finished goods and are valued at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment and Depreciation and Amortization

     Property and equipment are stated at cost. Depreciation is computed primarily under the straight-line method over the following estimated useful lives:


                                                        Years
                                                        -----
Buildings and improvements........................        40
Machinery and warehouse equipment.................      5 - 10
Furniture, fixtures and other.....................      3 - 10
Computer equipment and software...................      5 - 7


     Amortization of leasehold improvements is computed using the straight-line method over the lesser of the useful life of the assets or the lease term.

Taxes on Income

     The Company filed a consolidated Federal income tax return with Schein Holdings, Inc. for the period ended September 30, 1994 (see Note 2). For the balance of 1994 the Company filed a consolidated Federal income tax return with its 80% or greater owned subsidiaries and expects to continue to do so thereafter. Income taxes for financial statement presentation were calculated through the period ending September 30, 1994 as if the Company filed a separate tax return.

Premium Coupon Program

     The Company issues premium coupons to certain customers in conjunction with sales of its products which are redeemable for gifts. Premium coupon redemptions are accrued as issued based upon expected redemption rates.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company has determined that the effect of foreign exchange rate changes on cash flows is not material.

Foreign Currency Translation and Transactions


     The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in earnings, except for certain hedging transactions (see below).

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments

     The Company uses forward exchange contracts to hedge certain firm commitments denominated in foreign currencies. Gains and losses on these positions are deferred and included in the basis of the transaction when it is completed.

     In order to manage interest rate exposure, the Company has entered into interest rate swap agreements to exchange variable rate debt based on LIBOR into fixed rate debt without the exchange of the underlying principal amounts. Net payments or receipts under the agreements are recorded as adjustments to interest expense.

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value because the underlying instruments are at variable rates which are repriced frequently.

Acquisitions

     The net assets of businesses purchased are recorded at their fair value at the acquisition date and the consolidated financial statements include their operations from that date. Any excess of acquisition costs over the fair value of identifiable net assets acquired is included in goodwill and is amortized on a straight-line basis over periods not exceeding 30 years.

Long-Lived Assets


     Long-lived assets, such as goodwill and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been necessary through December 28, 1996.

Stock-Based Compensation

     The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based compensation."

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)



NOTE 1--SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Earnings Per Share

     (a) Historical

     Historical per share information is computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares relating to the stock options issued to executive management in 1995, the shares issued to senior management in 1994, and the shares contributed to the ESOP trust in 1994 have been treated as if they were outstanding since the beginning of 1994. Such ESOP shares and common equivalent shares relating to the stock options are calculated using the treasury stock method, using the initial public offering price of $16.00 per share for assumed repurchase. Historical per share information for 1995 and 1994 is not considered relevant as it would differ materially from pro forma per share data, given the significance of the pro forma adjustments.

     (b) Pro Forma Net Income Per Share

     Pro forma net income per share is computed using pro forma net income and the pro forma weighted average number of common and common equivalent shares outstanding, after reflecting a 99-for-1 stock split effected immediately prior to the initial public offering. The common equivalent shares for pro-forma net income per share were computed on the same basis as the historical basis.

     (c)      Supplemental Earnings Per Share

     Supplementary net income per share (which is required by APB Opinion No.
15) for the year ended December 28, 1996 was $.97. For this calculation, the weighted average number of common shares includes the shares assumed to provide the proceeds, at the follow-on offering price, needed to retire average revolving credit borrowings and debt for the period from the beginning of the year (or the date the debt was incurred) to the respective retirement date, and the pro forma net income was adjusted to exclude the related financing and interest expenses of the debt.

NOTE 2--REORGANIZATION

     On December 26, 1992, Henry Schein, Inc., a New York corporation ("Old HSI"), reorganized its corporate structure to split into separate healthcare distribution and pharmaceutical companies (the "Split"). The Split was accomplished by transferring substantially all of Old HSI's assets and liabilities relating to the distribution business to Henry Schein USA, Inc., a newly formed corporation ("New HSI"). Subsequent to the Split, the name of Old HSI was changed to Schein Holdings, Inc. and the name of New HSI was changed to Henry Schein, Inc. ("HSI"). As a result of the Split, Schein Holdings, Inc. ("Holdings") became the parent of the Company and Schein Pharmaceutical, Inc. (the pharmaceutical company, "SPINC").

     The accompanying financial statements give retroactive effect to the Split as described above, and reflect the historical cost bases of the assets and liabilities of the distribution business.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 2 -REORGANIZATION (Continued)

     On February 16, 1994, the shareholders of Holdings and HSI and certain HSI management entered into an agreement (the "HSI Agreement") whereby certain voting and non-voting shares of HSI stock were exchanged for new voting stock of HSI, a 100-for-1 stock split was effectuated, and certain additional agreements were entered into between HSI, the shareholders and management. The effect of the stock exchanges was that Holdings distributed all of its shares in HSI to certain shareholders of Holdings in exchange for its stock.

     The HSI Agreement was subject to approval by the Westchester County

Surrogate Court, which approval was obtained on September 20, 1994. The HSI Agreement was also subject to the closing of a transaction between the shareholders of Holdings and Miles, Inc. ("Miles", an unrelated third party) involving the sale by shareholders of Holdings of 28% of their shares to Miles.

     In connection with the reorganization, during 1992 HSI issued 1,466,685 shares of common stock (valued at $6,173) to one of its executive officers and 147,312 shares of common stock (valued at $620) to an executive officer of SPINC. In addition, SPINC issued shares to one of its executive officers and an executive officer of HSI. Each company made cash payments to its respective executive officer to cover the income taxes relating to the stock issuances. The HSI shares issued to its executive officer originally were to vest after 10 years of employment. The other stock issuances were forfeitable if certain events did not occur.

     The stock issuances to HSI's executive officer were accounted for based on the estimated fair value at the date of issuance, as deferred compensation, which was classified as a reduction of stockholders' equity in the financial statements of the applicable company whose executive officer received the shares. Accordingly, the fair value of the shares of HSI issued to the executive officer of SPINC was recorded as a distribution to Holdings. Conversely, the fair value of the shares issued to HSI's executive officer by SPINC in the amount of $2,641 was treated as a contribution to HSI's capital. The cash payment to HSI's executive officer in the amount of $5,283 was charged to operations in 1992 as a special management compensation charge. In 1994, an additional cash payment of $258 was paid to HSI's executive officer to pay certain additional income taxes attributable to the 1992 stock issuance and was recorded as a special management compensation charge.

     As part of the HSI Agreement, the vesting and events of forfeiture were removed and the stock issued in 1992 became fully vested. Accordingly, the estimated fair value of the stock issuances to HSI's executive officer were revalued to reflect the fair values of HSI and SPINC at the time of vesting and the related deferred compensation, net of amortization, of $17,301 was charged to earnings as special management compensation in 1994.

     Additionally, pursuant to previous commitments, certain senior management of HSI were issued 489,456 shares including 91,377 shares issued subsequent to December 31, 1994 and 83,259 shares issued prior to the closing of the initial public offering in part to extinguish a previously accrued liability under a pre-existing long-term incentive plan. In connection with the issuance of these shares, a cash payment of approximately $2,472 was paid to cover the income taxes relating to this stock issuance and was charged, along with the estimated fair value of the related stock issued of $3,465, less the related obligations extinguished of approximately $1,900, as special compensation and is included in special compensation in 1994.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 2 - REORGANIZATION (Continued)

     The shares issued to the executive officer and the senior management of HSI were subject to repurchase by HSI at fair market value in the event employment was terminated for any reason or an initial public offering of HSI's stock did not occur by December 31, 1999. The repurchase feature was eliminated upon the closing of the initial public offering. Special management compensation for the year ended December 30, 1995 includes a $17,484 charge to operations to reflect the appreciation in the market value of stock grants and issuances based on the initial public offering price of $16.00 per share and a cash payment of approximately $508 to cover income taxes related to those stock grants and issuances.

     In addition, special management compensation for the year ended December 30, 1995 includes a charge of $2,805 to reflect the excess of the initial public offering price over the exercise price of Class A options issued to certain executive management in May 1995 (see Note 14(a)).

     Special charges incurred in connection with this reorganization consist of special management compensation expense of $20,797 and $21,596 for the years ended 1995 and 1994, respectively, and special professional fees of $2,007 for 1994.

     In 1994, the Company incurred special professional fees on behalf of its stockholders relating to the reorganization in the amount of $552. This amount was deemed to be a dividend and deducted from retained earnings.


NOTE 3--OTHER CURRENT ASSETS

     Other current assets consist of the following:


                                               December 28,      December 30,
                                                   1996              1995
                                               ------------      ------------
Prepaid expenses ...........................      $ 5,314          $  3,941
Vendor rebates receivable...................       11,798             5,744
Amounts due from affiliates ................        5,154             2,084
Refundable income taxes.....................          727             2,645
Other.......................................        6,829             5,129
                                                  -------           -------
                                                  $29,822           $19,543
                                                  =======           =======

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 4--PROPERTY AND EQUIPMENT--NET

     Major classes of property and equipment consist of the following:


                                                 December 28,     December 30,
                                                     1996              1995
                                                 ------------     ------------
Land.........................................       $ 1,445          $ 1,718
Buildings and leasehold
  improvements...............................        24,726           23,288
Machinery and warehouse equipment............        14,937           10,509
Furniture, fixtures and other................        14,961           12,422
Computer equipment and software..............        21,253           16,185
                                                    -------          -------
                                                     77,322           64,122
Less accumulated depreciation and
  amortization...............................        39,751           34,087
                                                    -------          -------
Net property and equipment...................       $37,571          $30,035
                                                    =======          =======


NOTE 5--GOODWILL AND OTHER INTANGIBLES--NET

     Goodwill and other intangibles consist of the following:

                                                 December 28,     December 30,
                                                     1996             1995
                                                 ------------     ------------
Goodwill......................................      $ 52,407        $ 22,267
Other.........................................         4,672           3,917
                                                    --------        --------
                                                      57,079          26,184
Less accumulated
  amortization................................         3,659           1,795
                                                    --------        --------
                                                    $ 53,420        $ 24,389
                                                    ========        ========


     Goodwill represents the excess of the purchase price of acquisitions over the fair value of net assets acquired. During 1996, four acquisitions accounted for $16,887 of the increase in goodwill. Other intangibles include covenants not to compete, customer lists and deferred acquisition costs. Goodwill and other intangibles are amortized on a straight-line basis over periods not exceeding 30 years.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 6--INVESTMENTS AND OTHER


      Investments and other consist of:

                                                  December 28,    December 30,
                                                      1996            1995
                                                  ------------    ------------
Investments in unconsolidated affiliates........     $11,524         $ 9,865
Long-term receivables (see Note 11(b))..........      11,051           8,399
Other...........................................       6,448           2,883
                                                     -------         -------
                                                     $29,023         $21,147
                                                     =======         =======


     The Company's investments are predominately 50% owned unconsolidated affiliates consisting of various companies involved in the healthcare distribution business and HS Pharmaceutical, Inc., which manufactures generic pharmaceuticals. As of December 28, 1996, the Company's investments in unconsolidated affiliates were $2,859 more than the Company's proportionate share of the underlying equity of these affiliates. This amount, which has been treated as goodwill, is being amortized over 30 years and charged to equity in the operating results of these companies. As of December 28, 1996, approximately $6,632 of the Company's retained earnings represented undistributed earnings of affiliates. Combined financial data for substantially all of these companies is as follows:


                                            December 28,       December 30,
                                                1996               1995
                                            ------------       ------------
Current assets.........................        $38,172            $28,904
Total assets...........................         47,103             35,220
Liabilities............................         30,939             22,995
Stockholders' equity...................         16,164             12,225



                                            Years Ended
                         ---------------------------------------------------
                         December 28,       December 30,        December 31,
                             1996                1995               1994
                         ------------       ------------        ------------
Net sales..............    $103,169             $55,090            $34,003
Operating income.......       7,044               5,147              3,183
Net income.............       3,775               2,920              1,428

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)



NOTE 7--BUSINESS ACQUISITIONS

     The Company acquired 34 healthcare distribution businesses between 1994 and 1996, including, on July 7, 1995, the distribution business of The Veratex Corporation ("Veratex"), a national direct marketer of medical, dental and veterinary products, and on July 10, 1996, Scientific Supply Company, Inc., a regional distributor of medical supplies. The total amount of cash paid and promissory notes issued for these acquisitions was approximately $33,423, $22,710 and $2,660, for 1996, 1995 and 1994, respectively. The Company also issued 155,183 shares of common stock in 1996 in connection with two of its acquisitions and 1,260,416 shares of common stock in connection with one of its 1995 acquisitions, of which approximately 928,700 shares were issued to a stockholder of the Company. These acquisitions have been accounted for under the purchase method, except one from an affiliate which involves carryover of predecessor basis with respect to the affiliate's proportionate share of net assets. Operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

     Certain acquisitions provide for contingent consideration, primarily cash, to be paid in the event certain financial performance targets are satisfied over periods typically not exceeding three years from the date of acquisition. The Company's policy is to record a liability for such amounts when it becomes clear that targets will be met. As of December 28, 1996 no liabilities have been recorded for contingent consideration.

     The summarized unaudited pro forma results of operations set forth below for 1996 and 1995 assume the acquisitions occurred as of the beginning of each of these periods.


                                                           Years Ended
                                                  -----------------------------
                                                  December 28,     December 30,
                                                      1996             1995
                                                  ------------     ------------
Net sales.......................................    $888,085         $769,426
Net income (loss)...............................      22,882          (8,179)
Proforma net income, reflecting adjustment in
   1995 to exclude special management
   compensation, and to provide for provision
   for income taxes on previously untaxed
   earnings of Dentrix .........................      21,685           10,911
Pro forma net income per common share...........    $   0.99         $   0.76

     Pro forma net income per common share, including acquisitions, may not be indicative of actual results, primarily because the pro forma earnings include historical results of operations of acquired entities and do not reflect any cost savings that may result from the Company's integration efforts.

     On February 28, 1997, the Company acquired all the common stock of Dentrix in exchange for 1,070,000 shares of the Company's Common Stock. Dentrix is a leading provider of clinically-based dental practice management systems and had net sales of approximately $10,200. The Dentrix acquisition was accounted for as a pooling of interests, and, accordingly, the consolidated financial statements for the periods presented have been restated to include Dentrix. Prior to its acquisition by the Company, Dentrix elected to be taxed as an S Corporation under the Internal Revenue Code. Accordingly, the current taxable income of Dentrix was taxable to its shareholders who were responsible for payment of taxes thereon. Upon its acquisition, Dentrix will be taxed as a regular corporation. Pro forma adjustments have been made to the restated statement of

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)



NOTE 7--BUSINESS ACQUISITIONS (Continued)

operations to reflect the income taxes that would have been provided had Dentrix been subjected to income taxes in prior years. Pursuant to a policy adopted in 1992, as an S Corporation, Dentrix made regular distributions to its stockholders which included amounts to pay taxes on their allocable corporate earnings and for other purposes.

     In connection with the Dentrix acquisition the Company incurred merger costs of approximately $2,527, or $0.11 per share, in the first quarter of

1997. Included in the merger costs are investment banking, legal, accounting and advisory fees and other non recurring costs associated with this acquisition.

     Net sales, net income (loss) and pro forma net income for the Company, Dentrix and on a combined basis for the years ended December 1996, 1995 and 1994 was as follows:

                                               Years Ended
                              -----------------------------------------------
                              December 28,     December 30,      December 31,
                                  1996             1995              1994
                               ---------        ---------         ---------
Net sales:
    HSI                        $ 829,962        $ 616,209         $ 486,610
    Dentrix                       10,160            7,093             4,224
                               ---------        ---------         ---------
    Combined                     840,122          623,302           490,834
                               ---------        ---------         ---------

Net income (loss):
    HSI                        $  19,340        $ (10,216)        $ (10,876)
    Dentrix                        3,183            1,415               811
                               ---------        ---------         ---------
    Combined                      22,523           (8,801)          (10,065)
                               ---------        ---------         ---------

Pro forma net income:
    HSI (1)                    $  19,340        $   9,407         $   6,978
    Dentrix (2)                    1,986              882               505
                               ---------        ---------         ---------
    Combined                      21,326           10,289             7,483
                               ---------        ---------         ---------


-----------------

(1) Reflects adjustment to exclude special management compensation in 1995 and special management compensation and professional fees in 1994, net of applicable tax benefits.

(2) Reflects adjustment for provision for income taxes on previously untaxed earnings.

     Additionally, since December 28, 1996, the Company has acquired in a purchase transaction, the business of Smith Holden, Inc. ("Smith Holden"). Smith Holden was the longest operating dental supply company in the United States and had net sales in 1996 of approximately $14,200.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 8--BANK CREDIT LINES

     At December 28, 1996, certain subsidiaries of the Company had available various bank credit lines totaling approximately $13,157, expiring through December 1997. Borrowings of $6,716 under these credit lines at interest rates ranging from 3.5% to 7.5% were collateralized by accounts receivable, inventory and property and equipment of the subsidiaries with an aggregate net book value of $17,163 at December 28, 1996.


NOTE 9--LONG-TERM DEBT


     Long-term debt consists of:

                                                                    December 28,     December 30
                                                                        1996             1995
                                                                    ------------     -----------
Borrowings under Revolving Credit Agreement (a) .............          $18,040          $17,000
Notes payable for business acquisitions (b) .................            3,930            6,783
Notes payable to banks, interest variable (8.0% at December
   28, 1996), payable in quarterly installments ranging from
   $16 to $34 through 2003, secured by inventory and accounts
   receivable in the amount of $21,192 ......................            1,932            2,020
Mortgage payable to bank in quarterly installments of $14,
   interest at 5.2% through November 2013, collateralized by
   a building with a net book value of $1,606 ...............              987            1,137
Various notes and loans payable with interest, in varying
   installments through 2001, uncollateralized ..............            8,141            6,784
                                                                       -------          -------
Total .......................................................           33,030           33,724
Less current maturities .....................................            8,461            3,343
                                                                       -------          -------
Total long-term debt ........................................          $24,569          $30,381
                                                                       =======          =======


(a) Revolving Credit Agreement

    On January 31, 1997, the Company entered into an amended revolving credit agreement which, among other things, increased the maximum borrowings to $100 million from $65 million, extended the term of the agreement to January 30, 2002 and reduced the interest rate charged to the Company. The interest rate on any borrowings under the agreement is based on prime or LIBOR as defined in the agreement, which were 8.25% and 5.69%, respectively, at December 28, 1996. The borrowings outstanding at December 28, 1996 were at interest rates ranging from 6.3% to 8.25%. The agreement provides for a sliding scale fee ranging from .1% to .3%, based upon certain financial ratios, on any unused portion of the commitment. The agreement also provides, among other things, that HSI will maintain, on a consolidated basis, as defined, a minimum tangible net worth, current, cash flow, and interest coverage ratios, a maximum leverage ratio, and contains restrictions relating to annual dividends in excess of $500, guarantees of subsidiary debt, investments in subsidiaries, mergers and acquisitions, liens, capital expenditures, certain changes in ownership and employee and shareholder loans.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 9 - LONG TERM DEBT (Continued)

(b) Notes Payable for Business Acquisitions

    In November 1993, a subsidiary of the Company entered into a term loan agreement for $5,290 with a bank. The proceeds of this loan were used to acquire a dental supply distribution company. Principal is payable in semi-annual installments of $227 through October 1997, with a final balloon payment of $3,474 on October 31, 1997. Interest is payable quarterly at a rate of 6.5% per year. The agreement also provides for the same financial covenants and restrictions as the revolving credit agreement. In October 1995, the Company entered into a term loan agreement for $2,400 with a third party. The proceeds of this loan were used to acquire a medical distribution company. The loan was repaid in June 1996.

    As of December 28, 1996, the aggregate amounts of long-term debt maturing in each of the next five years are as follows: 1997 - $8,461; 1998 - $1,670; 1999 - $774; 2000 - $710, 2001 - $689.

NOTE 10--TAXES ON INCOME (RECOVERY)

    Taxes on income (recovery) are based on income (loss) before taxes on income (recovery), minority interest and equity in earnings of affiliates as follows:


                                                                        Years Ended
                                                      -------------------------------------------------
                                                      December 28,      December 30,       December 31,
                                                          1996              1995               1994
                                                        --------          --------           --------
Domestic .....................................          $ 30,274          $ (6,020)          $(13,167)
Foreign ......................................             2,243             1,317              1,539
                                                        --------          --------           --------
Total income (loss) before taxes on income
   (recovery), minority interest and equity in
   earnings of affiliates ....................          $ 32,517          $ (4,703)          $(11,628)
                                                        ========          ========           ========

    The provision for (recovery of) income taxes on income (loss) was as follows:

                                                       Years Ended
                                      -----------------------------------------------
                                      December 28,     December 30,      December 31,
                                          1996             1995              1994
                                         -------          -------           -------
Current tax expense (recovery):
   U.S. Federal ...............          $ 7,182          $ 4,677           $ 1,528
   State and local ............            1,069              924               459
   Foreign ....................              695              616               (64)
                                         -------          -------           -------
Total current .................            8,946            6,217             1,923
                                         -------          -------           -------
Deferred tax expense (benefit):
   U.S. Federal ...............            1,466             (836)           (3,563)
   State and local ............              778             (285)             (155)
   Foreign ....................              153               30               165
                                         -------          -------           -------
Total deferred ................            2,397           (1,091)           (3,553)
                                         -------          -------           -------
Total provision (recovery) ....          $11,343          $ 5,126           $(1,630)
                                         =======          =======           =======

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 10--TAXES ON INCOME (RECOVERY)  (Continued)


    The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

                                                           December 28,       December 30,
                                                               1996              1995
                                                              -------           -------
Current deferred tax assets:
   Inventory, premium coupon redemptions
         and accounts receivable valuation
allowances .........................................          $ 2,798           $ 3,592
   Uniform capitalization adjustments to
          inventories ..............................            1,520             1,472
   Accrued special professional fees and other
          accrued liabilities ......................            1,871             1,832
                                                              -------           -------
Total current deferred tax asset ...................            6,189             6,896
                                                              -------           -------
Non-current deferred tax assets (liabilities):
   Property and equipment ..........................           (1,607)             (428)
   Provision for long-term executive incentive
          compensation and other accrued liabilities              (85)             (110)
   Net operating losses of foreign subsidiaries ....            1,928             2,403
                                                              -------           -------
Total non-current deferred tax asset ...............              236             1,865
   Valuation allowance for non-current deferred
          tax assets ...............................           (1,928)           (2,403)
                                                              -------           -------
Net non-current deferred tax liabilities ...........           (1,692)             (538)
                                                              -------           -------
Net deferred tax asset .............................          $ 4,497           $ 6,358
                                                              =======           =======

    The net deferred tax asset is realizable as the Company has sufficient taxable income in prior carryback years to realize the tax benefit for deductible temporary differences. The non-current deferred liability is included in Other liabilities on the Consolidated Balance Sheets.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 10--TAXES ON INCOME (RECOVERY)  (Continued)


   The tax provisions (recovery) differ from the amount computed using the Federal statutory income tax rate as follows:

                                                                                  Years Ended
                                                               --------------------------------------------------
                                                               December 28,       December 30,       December 31,
                                                                   1996               1995               1994
                                                                 --------           --------           --------
Provision (recovery) at Federal statutory rate ........          $ 10,267           $ (2,141)          $ (4,354)
State income taxes, net of Federal income tax
effect ................................................             1,575                582                 53
Net foreign and domestic losses for which no tax
  benefits are available ..............................                --                574                 23
Foreign income taxed at other than the Federal
  statutory rate ......................................               (55)               (25)              (214)
Non-deductible appreciation in stock issued as
  special management compensation .....................                --              6,109              3,318
Deduction for charitable contributions ................                --                 --               (180)
Tax exempt interest ...................................              (237)                --                 --
Other .................................................              (207)                27               (276)
                                                                 --------           --------           --------
Income tax provision (recovery) .......................          $ 11,343           $  5,126           $ (1,630)
                                                                 ========           ========           ========

         Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Those earnings have been and will continue to be reinvested. These earnings could become subject to additional tax if they were remitted as dividends, if foreign earnings were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the foreign earnings; however, the Company believes that foreign tax credits would substantially offset any U.S. tax. At December 28, 1996, the cumulative amount of reinvested earnings was approximately $2,078.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)



NOTE 11-- FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS

        (a) Financial Instruments

        To reduce its exposure to fluctuations in foreign currencies and interest rates, the Company is party to foreign currency forward contracts and interest rate swaps with major financial institutions.

        While the Company is exposed to credit loss in the event of nonperformance by the counterparties of these contracts, the Company does not anticipate nonperformance by the counterparties. The Company does not require collateral or other security to support these financial instruments.

        As of December 28, 1996, the Company has outstanding foreign currency forward contracts aggregating $9,790 related to debt and the purchase and sale of merchandise. The contracts hedge against currency fluctuations of the Canadian dollar ($3,946), Swiss Franc ($707), The Netherland Guilder ($4,776), Deutsche Mark ($180), and Japanese Yen ($181). The contracts expire at various dates through October 1997. At December 28, 1996, the Company had net deferred losses from foreign currency forward contracts of $27.

        As of December 28, 1996, interest rate swaps totaling $13,000 were outstanding. The swaps are used to convert floating rate debt to fixed rate debt to reduce the Company's exposure to interest rate fluctuations. The net result was to substitute a weighted average fixed interest rate of 7.81% for the variable LIBOR rate on $13,000 of the Company's debt. The swaps expire in October and November 2001. Under the interest rate environment during the year ended December 28, 1996, the net fair value of the Company's interest rate swap agreements resulted in a recognized loss of $299.

        In October 1994, a subsidiary of the Company recorded a $509 foreign currency gain relating to an intercompany loan intended to be repaid. This gain is reflected in the Other-net section of the Consolidated Statements of Operations.

        (b) Concentrations of Credit Risk

        Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of trade receivables and short-term cash investments.

        The Company places its short-term cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to a large customer base and its dispersion across different types of healthcare professionals and geographic areas. The Company maintains an allowance for losses based on the expected collectability of all receivables. Included in Accounts receivable and Long-term receivables at December 28, 1996 is $18,355 and $7,785, respectively, related to Easy Dental(Registered) Plus software sales with non-interest bearing extended payment terms. Total unamortized discounts at December 28, 1996 amounted to $1,487 based on an imputed interest rate of 8.25%. Included in interest income for the year ended December 28, 1996 was approximately $998 of inputed interest relating to these non-interest bearing extended payment term receivables. Imputed interest relating to these receivables was not material for 1995 and 1994.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 12--RELATED PARTY TRANSACTIONS

     (a) In the ordinary course of business, the Company purchases pharmaceutical products from certain unconsolidated affiliates. Net purchases from these affiliates amounted to $15,037, $8,730 and $12,055 in 1996, 1995 and 1994, respectively. Included in Accounts Payable at December 28, 1996 and December 30, 1995 were $1,523 and $1,591, respectively, for amounts due to these affiliates for purchases made from them.

     (b) The Company also shares certain services with these and other unconsolidated affiliates which are charged to the affiliates at cost. The Company charged these affiliates $602, $891 and $1,691 during 1996, 1995 and 1994, respectively, for these services. In addition, sales (at cost) to unconsolidated affiliates were $5,832, $3,784 and $3,160 in 1996, 1995 and 1994, respectively.

     (c) The Company recorded interest income of $129, $88 and $87, and interest expense of $32, $26 and $13 in 1996, 1995 and 1994, respectively, attributable to transactions with unconsolidated affiliates. Included in the Other section of current assets are amounts due from unconsolidated affiliates of $5,154 and $2,051 at December 28, 1996 and December 30, 1995, respectively.

     (d) A subsidiary of the Company leases its primary operating facility from an officer of the subsidiary. Rent expense attributed to this facility amounted to $209 for 1996 and 1995.

     (e) During 1994, a subsidiary of the Company entered into a sales service agreement with an entity ("Salesco") owned by an officer of the subsidiary. Under the terms of this agreement the subsidiary is required to reimburse Salesco for all reasonable expenses incurred in connection with the services it provides to the subsidiary and pay a fee to Salesco based upon a formula applied to its pre-tax profit. Amounts paid during 1996, 1995 and 1994 under this agreement were not material.

    (f) The Company purchases products from Schein Dental Equipment Corp. ("SDEC"), formerly owned by a stockholder. In September 1995, the Company acquired SDEC. Net purchases from SDEC prior to the acquisition amounted to $1,803 and $1,738, in 1995 and 1994, respectively.

    (g) In 1993, the Company entered into a software licensing agreement with a 40% owned Canadian affiliate, whereby the Company receives royalties of 30% on all products sold in Canada. The royalties, which amounted to $135 and $114 in 1996 and 1995, respectively, are based on the Company's suggested retail selling prices.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 13--SEGMENT AND GEOGRAPHIC DATA

    The Company is engaged principally in one line of business, the distribution of healthcare products to healthcare practitioners and professionals. The following table presents information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas and there were no material amounts of United States export sales. No one European country represents a significant geographic area.

1996                                           United States           Europe           Consolidated
----                                           -------------        ------------        ------------
Net sales.............................              $704,128            $135,994            $840,122
Operating income .....................                29,213               3,396              32,609
Pre-tax income........................                30,274               2,243              32,517
Identifiable assets...................               397,924              69,526             467,450
Depreciation and amortization.........                 6,044               1,969               8,013
Capital expenditures..................                10,060               1,396              11,456

1995
Net sales.............................              $523,887           $  99,415            $623,302
Operating income (loss)...............               (2,400)*              2,590                 190
Pre-tax income (loss).................               (6,020)*              1,317              (4,703)
Identifiable assets...................               246,174              53,190             299,364
Depreciation and amortization.........                 4,794               1,333               6,127
Capital expenditures..................                 5,680               3,696               9,376


1994
Net sales.............................              $406,907             $83,927            $490,834
Operating income (loss)...............               (10,820)*             2,174              (8,646)
Pre-tax income (loss).................               (13,167)*             1,539             (11,628)
Identifiable assets...................               157,125              34,248             191,373
Depreciation and amortization.........                 2,580               1,287               3,867
Capital expenditures..................                 4,676               1,494               6,170

--------------

* Includes special management compensation and special professional fees of $20,797 and $23,603 for 1995 and 1994, respectively.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 14--EMPLOYEE BENEFIT PLANS

     (a) Stock Compensation Plan

    The Company maintains a 1994 Stock Option Plan for the benefit of certain employees under which 679,635 shares of common stock may be issued. The Plan provides for two classes of options: Class A options and Class B options. A maximum of 237,897 shares of common stock may be covered by Class A options. Both incentive and nonqualified stock options may be issued under the Plan.

    In 1995, Class A options to acquire 237,897 common shares were issued to certain executive management at an exercise price of $4.21 per share, substantially all of which became exercisable upon the closing of the initial public offering, at which time the excess of the initial public offering price of $16.00 over the exercise price ($2,805) was charged to special management compensation expense. On November 3, 1995, the Company issued Class B options to acquire 413,400 shares of common stock to certain employees at an exercise price of $16.00 per share. During 1996, Class A options totalling 16,500 and Class B options totalling 10,200 were forfeited, and 48,000 Class B options were issued. The exercise price of all Class B options equalled the market price on the date of grant and accordingly no compensation cost was recognized. Substantially all Class B options become exercisable ratably over three years from the date of issuance.

    The Class A and Class B options are exercisable up to the tenth anniversary of the date of issuance, subject to acceleration upon termination of employment.

     On May 8, 1996, the Company's stockholders approved the 1996 Non-Employee

Director Stock Option Plan, under which the Company may grant options to each director who is not also an officer or employee of the Company, for up to 50,000 shares of the Company's Common Stock. The exercise price and term, not to exceed 10 years, of each option is determined by the plan committee at the time of the grant. During 1996, 10,000 options were granted to certain non-employee directors at an exercise price of $29.00 per share which was equal to the market price on the date of grant.

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The weighted average fair value of options granted during 1996 and 1995 was $14.75 and $10.00, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, risk-free interest rates of 6% for both years; volatility factor of the expected market price of the Company's common stock of 30% for both years; and a weighted-average expected life of the option of 10 years.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                       (in thousands, except share data)


NOTE 14 - EMPLOYEE BENEFIT PLANS (Continued)

    Under the accounting provisions of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                       1996         1995
                                                                     --------     --------
Net income:
    As reported, reflecting adjustment in 1995 to exclude
        special management compensation (1), and an
         adjustment for provision for income taxes on
         previously untaxed earnings of Dentrix ................      $21,326      $10,289
    Pro forma ..................................................       20,046       10,109

 Net income per common share:
    As reported, reflecting adjustment in 1995 to
        exclude special management compensation (1),
        and an adjustment for provision for income taxes
        on previously untaxed earnings of Dentrix...............      $  0.98      $  0.71
    Pro forma ..................................................         0.92         0.70

  (1) Special management compensation in 1995 includes the value of Class A options which became exercisable upon the closing of the initial public offering.


    A summary of the status of the Company's two fixed stock option plans as of December 28, 1996 and December 30, 1995, and changes during the years ending those dates is presented below:

                                              December 28, 1996                 December 30, 1995
                                         ---------------------------       ---------------------------
                                          Shares    Weighted Average       Shares     Weighted Average
                                           (000)     Exercise Price         (000)       Exercise Price
                                         --------    --------------        ------      --------------
Outstanding at beginning of year....      651,297        $11.69                 --         $    --
Granted.............................       58,000         30.02            651,297          11.69
Exercised...........................      (1,000)         16.00                 --              --
Forfeited...........................     (26,700)          8.71                 --              --
                                         --------                          -------
Outstanding at end of year..........      681,597        $13.36            651,297         $ 11.69
                                         ========                          =======
Options exercisable at year-end.....      359,957        $ 8.74            237,897         $  4.21
Weighted-average fair value of                           $14.75                            $ 10.00
    options granted during the year.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 14 - EMPLOYEE BENEFIT PLANS (Continued)

    The following table summarizes information about stock options outstanding at December 28, 1996:




                                                          Options Outstanding                         Options Exercisable
                                                 --------------------------------------      ----------------------------------

                                                 Weighted-Average          Weighted-                                Weighted-
           Range of Exercise           Number        Remaining              Average             Number              Average
                Prices              Outstanding  Contractual Life        Exercise Price      Exercisable         Exercise Price
       ---------------------------  -----------  ----------------        --------------      -----------         --------------

       $ 4.21.....................    221,397       8.8 years              $  4.21            1,107,000              $ 4.21
         16.00....................    402,200       8.8                      16.00              138,000               16.00
         29.00 to 36.25...........     58,000       9.3                      30.02            1,326,000               48.00
                                      -------                                                 ---------
       $ 4.21 to 36.25............    681,597       8.8                    $ 13.36              359,597              $ 8.74
                                      =======                                                 =========


    (b) Profit Sharing Plans

    The Company has qualified noncontributory profit sharing plans for eligible employees. Contributions to the plans as determined by the Board of Directors and charged to operations during 1996, 1995 and 1994 amounted to $3,072, $2,193 and $1,719, respectively.

    (c) Employee Stock Ownership Plan (ESOP)

    In 1994, the Company established an ESOP and a related trust as a benefit for substantially all of its domestic employees. This plan supplements the Company's Profit Sharing Plan. Under this plan, the Company issued 24,210 and 128,257 shares of HSI common stock to the trust in 1996 and 1994, at an estimated fair value of $820 and $900, respectively, which amounts were charged to operations during 1995 and 1994. For 1996, the Company will contribute 3% of eligible compensation with shares of the Company's common stock.

    (d) Supplemental Executive Retirement Plan

    In 1994, the Company instituted a nonqualified supplemental executive retirement plan for eligible employees. Contributions, as determined by the Board of Directors and charged to operations, were $84, $68 and $27 for 1996, 1995, and 1994, respectively .

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)



NOTE 15--COMMITMENTS AND CONTINGENCIES

    (a) Operating Leases

    The Company leases facilities and equipment under noncancelable operating leases expiring through 2009. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

    Future minimum annual rental payments under the noncancelable leases at December 28, 1996 are as follows:


     1997.........................................................       $ 9,750
     1998.........................................................         8,765
     1999.........................................................         7,469
     2000.........................................................         5,968
     2001.........................................................         4,666
     Thereafter...................................................        11,769
                                                                         -------
     Total minimum lease payments.................................       $48,387
                                                                         =======

    Total rental expense for 1996, 1995 and 1994 was $9,731, $7,389 and $5,874,
respectively.

    (b) Litigation

    Various claims, suits and complaints, such as those involving government regulations and product liability, arise in the ordinary course of the Company's business. In the opinion of the Company, all such pending matters are without merit, covered by insurance or are of such kind, or involve such amounts, as would not have a material adverse effect on the financial statements of the Company if disposed of unfavorably.

    (c) Employment, Consulting and Noncompete Agreements

    The Company has employment, consulting and noncompete agreements expiring through 2002 (except for a lifetime consulting agreement with a principal stockholder which provides for initial compensation of $283 per year, increasing $25 every fifth year beginning in 2002). The agreements provide for varying base aggregate annual payments of approximately $4,106 per year which decrease periodically to approximately $1,366 per year. In addition, some agreements have provisions for incentive and additional compensation.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 16--SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and income taxes amounted to the following:

                                                     Years Ended
                                    --------------------------------------------
                                    December 28,    December 30,    December 31,
                                       1996            1995             1994
                                    ------------    ------------    ------------

     Interest ....................    $3,708          $6,124          $3,174
     Income taxes ................     8,988           5,540           2,451

    In conjunction with business acquisitions, the Company used cash as follows:

                                                        Years Ended
                                       ----------------------------------------
                                       December 28,  December 30,  December 31,
                                          1996          1995           1994
                                       ------------  ------------  ------------

     Fair value of assets acquired,
       excluding cash ...............   $50,970       $59,544        $3,525
     Less liabilities assumed and
       created upon acquisition .....    18,430        43,167         3,525
                                        -------       -------        ------
     Net cash paid ..................   $32,540       $16,377        $ --
                                        =======       =======        ======

    In 1995, the Company entered into a note payable of $2,400 in connection with one of its acquisitions.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 17--OTHER INCOME (EXPENSE)-NET

    Other income (expense)-net consists of the following:



                                                       Years Ended
                                         ---------------------------------------
                                         December 28,  December 30, December 31,
                                             1996         1995         1994
                                         ------------  ------------ ------------
     Investment gains ...................    $ 80         $ --         $ --
     Gain on sale of assets .............     520           33          100
     Net foreign exchange gain ..........       3           43          415
     Other non-operating income .........     168          314           27
                                             ----         ----         ----
                                             $771         $390         $542
                                             ====         ====         ====

NOTE 18--QUARTERLY INFORMATION (Unaudited)

    The following table sets forth summary quarterly unaudited financial information for 1996 and 1995, excluding non-recurring special charges and the related tax effects, and provision for taxes on previously untaxed earnings of
Dentrix:


                                                                                 Quarters Ended
                                                             ----------------------------------------------------

                                                             March 30    June 29,    September 28,   December 28,
                                                              1996         1996          1996            1996
                                                             --------    --------    -------------   ------------

     Net sales ..........................................   $187,339     $197,256      $215,067        $240,460
     Gross profit .......................................     56,506       59,920        64,102          72,581
     Operating income ...................................      5,110        7,176         8,388          11,935
     Pro forma net income ...............................      2,884        4,936         6,077           8,626
     Pro forma earnings per share .......................   $   0.15     $   0.24      $   0.26        $   0.36


                                                                                 Quarters Ended
                                                           --------------------------------------------------------
                                                           April 1,      July 1,    September 30,      December 30,
                                                             1995         1995          1995               1995
                                                           --------      -------    -------------      ------------

     Net sales ......................................      $137,164     $141,738      $158,222           $186,178
     Gross profit ...................................        41,058       43,447        49,228             62,121
     Pro forma operating income .....................         2,983        5,165         5,413              7,426
     Pro forma net income ...........................           934        2,362         2,238              4,755
     Pro forma earnings per share ...................      $   0.07     $   0.18      $   0.17           $   0.27


    The Company's business is subject to seasonal and other quarterly influences. Net sales and operating profits are generally higher in the fourth quarter due to timing of sales of software, year-end promotions and purchasing patterns of office-based healthcare practitioners and are generally lower in the first quarter due primarily to the increased purchases in the prior quarter. Quarterly results also may be materially affected by a variety of other factors, including the timing of acquisitions and related costs, the release of software enhancements, timing of purchases, special promotional campaigns, fluctuations in exchange rates

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 18 - QUARTERLY INFORMATION (Unaudited) (Continued)

associated with international operations and adverse weather conditions. In the fourth quarter of 1996 the Company made adjustments which increased net income by approximately $2,400. These adjustments, which related predominately to estimated reserves for premium coupon redemptions, finance charges receivable, and taxes, resulted from management's updated evaluations of historical trends (reflecting changes in business practices and other factors) and other assumptions underlying such estimates. The amounts of such reserves in prior quarters were based on reasonable estimates reflecting available facts and circumstances.

    Earnings per share calculations for each quarter were based on the weighted average number of shares outstanding for each period, and the sum of the quarters may not necessarily be equal to the full year earnings per share amount.

NOTE 19 -- SUBSEQUENT EVENTS

    On March 7, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Micro Bio-Medics, Inc. (MBMI) will merge into a wholly-owned subsidiary of the Company. As a result of the transaction, which has been approved by the Boards of Directors of MBMI and the Company, outstanding shares of MBMI's common stock will be exchanged at a fixed rate of 0.62 of a share of the Company's Common Stock for each outstanding 1.0 share of MBMI. Each of the members of MBMI's board of directors have granted to the Company a proxy to vote their shares of MBMI common stock in favor of the Merger Agreement and an option, exercisable under certain circumstances, to acquire their shares for the consideration that they would have received under the Merger Agreement in respect of those shares.

    MBMI distributes medical supplies to physicians and hospitals in the New York metropolitan area, as well as to healthcare professionals in sports medicine, emergency medicine, school health, industrial safety, government and laboratory markets nationwide. MBMI had net sales of approximately $150,000 million and earnings of approximately $1,700 million for its fiscal year ended November 30, 1996. The completion of the transaction is subject to the satisfaction of customary closing conditions, including, among others, MBMI shareholder approval.

                               HENRY SCHEIN, INC.

                                   Schedule II
                        Valuation and Qualifying Accounts



                        Column A                                 Column B          Column C           Column D          Column E
                        --------                                 --------          --------           --------          --------
                                                                                     Add
                                                                                     ---
                                                                 Balance
                                                                     at            Charged to                            Balance
                                                                 beginning         costs and                             at end of
                       Description                               of period         expenses          Deductions          period
                       -----------                               ---------         --------          ----------          ------

    Year ended December 31, 1994
      Allowance for doubtful
        accounts .......................................           $2,015           $   331            $    --            $2,346
      Other accounts receivable
        allowances(1) ..................................            1,243               815                 --             2,058
                                                                   ------           -------            -------            ------
                                                                   $3,258           $ 1,146            $    --            $4,404
                                                                   ======           =======            =======            ======
    Year ended December 30, 1995
      Allowance for doubtful
        accounts .......................................           $2,346           $   253            $   (29)           $2,570
      Other accounts receivable
        allowances(1) ..................................            2,058             1,763                 --             3,821
                                                                   ------           -------            -------            ------
                                                                   $4,404           $ 2,016            $   (29)           $6,391
                                                                   ======           =======            =======            ======

    Year ended December 28, 1996
      Allowance for doubtful
        accounts .......................................           $2,570           $ 1,415            $    --            $3,985
      Other accounts receivable
        allowances(1) ..................................            3,821                --               (432)            3,389
                                                                   ------           -------            -------            ------
                                                                   $6,391           $ 1,415            $  (432)           $7,374
                                                                   ======           =======            =======            ======

--------------
(1)  Primarily allowance for sales returns.

                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                HENRY SCHEIN, INC.


DATE: JUNE 24, 1997

                            By: /s/ Stanley M. Bergman
                                -----------------------------------------------
                                Stanley M. Bergman
                                Chairman, Chief Executive Officer and President